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November 20, 2001


Board of Directors
DIMON Incorporated
512 Bridge Street
Danville, Virginia 24541


                              DIMON Incorporated
                Registration Statement on Form S-4 for Exchange
                     of Outstanding 9 5/8% Notes due 2011
                       for 9 5/8% Senior Notes due 2011
                to be Registered under the Securities Act of 1933
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Ladies and Gentlemen:

     We have acted as counsel to DIMON Incorporated, a Virginia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $200,000,000 aggregate principal amount of 9 5/8% Senior Notes due 2011 (the "Exchange Notes"). The Exchange Notes are to be issued in exchange (the "Exchange Offer") for an equal aggregate principal amount of unregistered 9 5/8% Senior Notes due 2011 (the "Old Notes"), issued on October 30, 2001 in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Exchange Notes will be issued pursuant to the terms of an Indenture, dated as of October 30, 2001, among the Company and SunTrust Bank, as trustee. The terms of the Exchange Offer are described in the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for the registration of the Exchange Notes under the Securities Act.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties, the validity and binding effect thereof and the enforceability of the parties' obligations thereunder.
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Board of Directors
DIMON Incorporated
November 20, 2001
Page 2


     We do not purport to express an opinion on any laws other than the federal laws of the United States of America, the laws of the Commonwealth of Virginia and the laws of the State of New York. We express no opinion as to the laws of any other jurisdiction.

     On the basis of the foregoing, and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the Exchange Notes have been duly authorized by the Company, and, when duly executed, authenticated, issued and delivered, as described in the Registration Statement, the Exchange Notes will be duly and validly issued and outstanding, and the Exchange Notes will constitute valid and binding obligations of the Company, except as may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.


                             Very truly yours,

                             /s/ Hunton & Williams
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